Exhibit (c)(12)

INVESTMENT BANKING DIVISION

Discussion Materials for the Board of Directors

25-Apr-2012

Disclaimer	INVESTMENT BANKING DIVISION

This document and any statement made by Goldman Sachs International (“GSI”) in connection with any related presentation to the Board of Directors of Fiat Industrial S.p.A. (the “Company”) (collectively, the “Confidential Information”) are confidential and are provided exclusively for the information and assistance of the Company’s Board of Directors in connection with its consideration of the proposals described herein and may not be disclosed to any third party, or circulated or referred to publicly, or used for any other purpose without our prior written consent.

The Confidential Information does not constitute a recommendation as to how the Company’s Board of Directors should proceed. The Confidential Information was obtained from publicly available sources and has not been independently verified by GSI. GSI has relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of the Confidential Information. In addition, GSI has not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries. Neither GSI nor any of its affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information and any liability therefore (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. GSI is not addressing any legal, regulatory, tax or accounting matters in this document and, furthermore, is not expressing any views on, and this document does not address, the fairness of any transaction to, or any consideration to be paid or received in connection therewith by, any person. The Confidential Information does not purport to contain all of the information that may be required to evaluate, and should not be relied on in connection with, any proposal. GSI does not undertake or expect to update or otherwise revise the Confidential Information.

GSI does not provide legal, accounting or tax advice and the Company is advised to consult its own independent advisors on any legal, tax or accounting issues relating to the Confidential Information. The receipt of this document or any other Confidential Information by any recipient other than the Board of Directors of Fiat Industrial S.p.A. is not to be taken as constituting the giving of investment advice by GSI to that recipient, nor to constitute such person a client of GSI. No person shall be treated as a client of GSI, or be entitled to the protections afforded to clients of GSI, solely by virtue of having received this document.

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Agenda for Today	INVESTMENT BANKING DIVISION

I.	Analysis of Fiat Industrial and CNH Trading and Investor Base

II.	Structural Alternatives for Creating a Single Listed Security

III.	Review of Potential Merger Transactions

IV.	Possible Consolidation Opportunities for Fiat Industrial

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INVESTMENT BANKING DIVISION

I.	Analysis of Fiat Industrial and CNH Trading and Investor Base

Fiat Industrial and CNH Share Price Performance Since Demerger	INVESTMENT BANKING DIVISION

Source: Bloomberg. Market data as of 16-Apr-2012

¹	Includes CAT, Deere and AGCO.
²	Includes Volvo, MAN, Scania, Navistar, PACCAR and Oshkosh.

Analysis of Fiat Industrial and CNH Trading and Investor Base	4

Fiat Industrial Sum-of-The-Parts Analysis Data in €bn	INVESTMENT BANKING DIVISION

Source: Bloomberg. Market Data as of 16-Apr-2012. Selected Brokers’ reports

[1]	Brokers including Macquarie, CA Cheuvreux, DB, CS, Mediobanca, Banca IMI, Centrobanca, Kepler, JP Morgan, MS and Equita SIM.
[2]	CNH EV range based on AGCO (5.3x) and Deere (6.6x) 2012E EBITDA multiples. Iveco based on Volvo (5.2x) and Man (7.4x) 2012E EBITDA multiples.

Analysis of Fiat Industrial and CNH Trading and Investor Base	5

Valuation Benchmarking vs. Peer Group 2012E EV/EBITDA Trading Multiples	INVESTMENT BANKING DIVISION

Note: EV calculated as Market Cap + Industrial Net Debt + Pension Liabilities + Minority Interest – Associates/JVs – Book Value of Financial Services Subsidiaries.

Projections based on IBES estimates. Financials projections of US companies adjusted for cost of pension liabilities

Source: Companies’ latest filings, presentations and websites; IBES Estimates; Bloomberg. Market prices as of 16-Apr-2012

Analysis of Fiat Industrial and CNH Trading and Investor Base	6

Liquidity of CNH and FI in Context Expanding Depth of Liquidity Expected to Drive Investors’ Demand	INVESTMENT BANKING DIVISION

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Despite the high level of turnover that characterise CNH trading activity (in relative terms to the free-float), $m liquidity is subscaled compared to its peers’ universe, thus creating a constraint for potential long-term investors

Source: Bloomberg

Analysis of Fiat Industrial and CNH Trading and Investor Base	7

FI and CNH Investor Base Analysis vs. US Peer Group	INVESTMENT BANKING DIVISION

•	CNH investor base is mainly US focused, but liquidity and free float limit the potential attractiveness to large US accounts

•	A US listing of FI would lever on the strength of the company institutional investor base as a European listed entity

Note: Highlighted in yellow overlapping investors; exclude index accounts

[1]	Includes: Paccar, Caterpillar, Deere.
[2]	Includes: AGCO, Navistar, Oshkosh.

Analysis of Fiat Industrial and CNH Trading and Investor Base	8

INVESTMENT BANKING DIVISION

II.	Structural Alternatives for Creating a Single Listed Security

Rationale for the Creation of a Single-Listed Security	INVESTMENT BANKING DIVISION

•	Elimination of CNH liquidity discount affecting FI’s SoTP valuation, leading to a potential re-rating of the stock

•	A US listing of FI, particularly in connection with a corporate event, would further increase liquidity and attract a new capital goods-focused investor base in the US

•	Completion of simplification of capital structure commenced with pending conversion of preference and savings shares

•	Creation of a US-listed (optional secondary EU listing), single stock issuer that can be attractive in the context of future consolidation

•	Potential to introduce high-low vote structure which would help to ensure the stability of shareholder base

•	Reduction of corporate expenses and listing / administrative costs; facilitation of synergies

Structural Alternatives for Creating a Single Listed Security	10

Alternatives for Creating a Single Listed Stock	INVESTMENT BANKING DIVISION

Structural Alternatives for Creating a Single Listed Security	11

INVESTMENT BANKING DIVISION

III.	Review of Potential Merger Transactions

Transaction Summary	INVESTMENT BANKING DIVISION

Review of Potential Merger Transactions	13

Preliminary Considerations on Process and Transaction Conditions	INVESTMENT BANKING DIVISION

Review of Potential Merger Transactions	14

Indicative Summary Process Timeline	INVESTMENT BANKING DIVISION

Review of Potential Merger Transactions	15

Summary Transaction Steps	INVESTMENT BANKING DIVISION

Review of Potential Merger Transactions	16

Key Outstanding Issues	INVESTMENT BANKING DIVISION

•	Exchange ratio and form of consideration

•	Deal structure

•	Use of Dutch NewCo, elimination of intermediate Dutch HoldCo, etc.

•	Tax stucture and implications for companies and shareholders

•	Corporate governance and implementation of multiple vote structure

•	Potential refinancing needs (e.g. triggering of CoC clauses and debt waivers needed)

•	Additional funding requirements considering potential exercise of withdrawal rights

•	Further considerations on optional secondary EU listing(s)

•	Due diligence requirements and timing

•	Mandatory tender offer grandfathering

•	Communication strategy

Review of Potential Merger Transactions	17

Exchange Ratio Historical Evolution	INVESTMENT BANKING DIVISION

Note: Based on daily EUR/USD exchange ratios from 18 Apr 2011 to 16 Apr 2012

Source: Bloomberg. Market data as of 16-Apr-2012

¹	Based on median brokers’ target price for FI (€9.1) and CNH ($53.0, or €40.6).

Review of Potential Merger Transactions	18

INVESTMENT BANKING DIVISION

IV.	Possible Consolidation Opportunities for Fiat Industrial

FI and CNH vs. Peers	INVESTMENT BANKING DIVISION

Source: Bloomberg and IBES estimates. Market data as of 16-Apr-2012; EUR/USD exchange rate of 1.31

¹	FI shown as sum of CNH (in red) and rest of the business (in light blue). US GAAP data for CNH converted in Euro.

Possible Consolidation Opportunities for Fiat Industrial	20

Possible Consolidation Opportunities for FI	INVESTMENT BANKING DIVISION

Possible Consolidation Opportunities for Fiat Industrial	21